Exhibit 99.1

PRESS RELEASE

MEMBER FDIC

For additional information, contact: Debbie Reuter — (408) 494-4542 SVP, Corporate Secretary

For Immediate Release: September 1, 2010

John Eggemeyer and W. Kirk Wycoff Join
Heritage Commerce Board of Directors

SAN JOSE, Calif., September 1, 2010 (GLOBE NEWSWIRE) — Heritage Commerce Corp (Nasdaq:HTBK), parent company of Heritage Bank of Commerce, announced today that John Eggemeyer and W. Kirk Wycoff have joined its Board of Directors and the Board of Directors of the Bank, effective August 26, 2010. Heritage Commerce now has an eleven person board with ten independent directors. “We are extremely fortunate to have Messrs. Wycoff and Eggemeyer join our Board,” said Jack Conner, Chairman of the Board. “Their individual expertise and demonstrated leadership will bring unique perspectives on issues that will be of great value to our institution as we position ourselves for future success.”

Mr. Eggemeyer is a co-founder and Chief Executive of Castle Creek Capital LLC, a merchant banking firm specializing in the financial services industry, and Castle Creek Financial LLC, a licensed broker/ dealer. Mr. Eggemeyer is Chairman of the Board of PacWest Bancorp, and Chairman and Chief Executive Officer of White River Capital, Inc., and its wholly owned subsidiary, Union Acceptance LLC. Mr. Eggemeyer also serves as a director of Guaranty Bancorp and from 2004 to May 2006, Mr. Eggemeyer also served as Chief Executive Officer of Guaranty Bancorp. Within the past five years, he served as a director of TCF Financial Corporation (until April 2006) and American Financial Realty Trust (until October 2005). Mr. Eggemeyer also currently serves as a trustee of Northwestern University, the Parent Advisory Board of Stanford University and The Bishop’s School in La Jolla, CA.

Mr. Wycoff is a managing partner of Patriot Financial Partners, a private equity fund focused on investing in community banks and thrifts throughout the United States. He has more than 25 years of entrepreneurial banking experience. Mr. Wycoff serves as a director of Guaranty Bancorp and its subsidiary, Guaranty Bank and Trust Company. He also serves as Chairman of Continental Bank Holdings, Inc. and its subsidiary, Continental Bank. In addition, Mr. Wycoff serves as a director of Franklin Security Bancorp, Inc. and its subsidiary, Franklin Security Bank, and as a director of Porter Bancorp, Inc. and its subsidiary, PBI Bank. From 2005 to 2007, Mr. Wycoff served as President and Chief Executive Officer of Continental. From 1991 to 2004, Mr. Wycoff was Chairman and Chief Executive Officer of Progress Financial Corp., which was acquired by FleetBoston Financial Corp. in 2004. As an active member of the community, Mr. Wycoff serves on the Board of Directors of non-profit corporations including the Continental Foundation, which raises money for less privileged children, and the Lincoln Center, which helps to provide alternative education programs for troubled youth and also helps families with life transitions. Mr. Wycoff serves as a Trustee of Franklin and Marshall College.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Los Altos, Los Gatos, Morgan Hill, Mountain View, Pleasanton, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender with Loan Production Offices in Sacramento, Oakland, and Santa Rosa, California. For more information, please visit www.heritagecommercecorp.com.

150 Almaden Boulevard • San Jose, CA 95113 • (408) 947-6900 • fax (408) 947- 6910